Pricing Supplement No.5, dated January 15, 1999

(To Prospectus dated August 20, 1996 and                    Rule 424(b)(3)
   Prospectus Supplement dated August 20, 1996)             File No. 33-35219

Maytag Corporation
Medium-Term Notes, Series B, Fixed Rate

-Trade Date:  January 12, 1999          -Original Issue Date:  January 26, 1999
-Principal Amount:  $24,000,000         -Net Proceeds to Issuer:  $24,000,000
-Paying Agent:  The First National      -Authorized Denominations:  $1,000
                 Bank of Chicago
-Issue Price:  100%                     -Regular Record Dates:  Fifteenth day
-Interest Rate:  6.00                     preceding each Interest Payment Date
-Interest Payment Dates:  Monthly       - Overdue Rate: N/A
on the 26th of each month - commencing  - CUSIP: 57859HBN3
February 26, 1999(or, if any such date
is not a Business Day, on the first
Business Day following such date)
-Stated Maturity:  January 26, 2009

-Form:      X  Book-Entry               -Depositary:The Depository Trust Company
          ____ Certificated             -Sinking Fund:No
                                        -Amortizing Note:  No
-Optional Redemption:     X   The Notes cannot be redeemed prior to maturity
                         ____ The Notes may be redeemed prior to maturity

     -Initial Redemption Date:
     -Initial Redemption Percentage:
     -Annual Redemption Percentage Reduction:

-Option to Elect Repayment:

                    The Notes cannot be repaid prior to maturity
            X The Notes can be repaid prior to maturity at the option of the holder

     -Optional Repayment Price(s): 100%
     -Optional Repayment Date(s): January 26, 2001 and the 26th day of each month thereafter up to but excluding the Stated Maturity (or, if any such date is not a Business Day, on the first Business Day following such date)

-Original Issue Discount Note:____ Yes
                                X   No

     Total Amount of OID:
     Original Yield to Maturity:
     Initial Accrual Period OID:
     Issue Price:

-Name of Agent:  Salomon Smith Barney Inc.
-Capacity: ____Agent     X  Principal
-If as principal:  X   The Notes are being offered at varying prices related to
                         prevailing market prices at the time of resale.

                 _____ The Notes are being offered at a fixed Initial public offering price ____% of Principal Amount. The Notes are being reoffered to dealers with a reallowance not to exceed ___% of the Commission or Fee.

Other Provisions:                       Annex Attached:  ____




C:\ELINK\FILING\424B.199   January 14, 1999 (3:44pm)